UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   March 24, 2009

The Finish Line, Inc.
(Exact Name of Registrant as Specified in Charter)

Indiana	0-20184	35-1537210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3308 North Mitthoeffer Road, Indianapolis, Indiana	46235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (317) 899-1022

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2009, The Finish Line, Inc. (the “Company”) filed a Current report on Form 8-K to report the appointment by the Board of Directors of Edward W. Wilhelm as the Company’s Executive Vice President and Chief Financial Officer. At that time the terms of Mr. Wilhelm’s employment agreement had not yet been finalized. The Company is filing this Amendment to the Current Report of Form 8-K filed on March 24, 2009, to report that the terms of that agreement have now been finalized.

On April 9, 2009, the Company entered into an employment agreement with Edward W. Wilhelm.  The summary below provides a brief description of the terms and conditions of the agreement.

 Summary of Key Provisions of the
Employment Agreement for Edward W. Wilhelm

Term
The term of Mr. Wilhelm’s employment agreement commences on March 30, 2009 and extends to December 30, 2009. The term is subject to automatic renewal for additional 1-year periods unless the Company or  Mr. Wilhelm gives notice of non-renewal at least 180 days before the next extension date.

Base Salary; Bonus Participation
Mr. Wilhelm’s base salary is $300,000. Mr. Wilhelm is eligible to participate in the annual and long-term incentive bonus compensation programs and employee benefit plans available to other executives.

Rights Upon Non-Renewal of Employment Agreement, Coupled with Termination (not due to “cause”)
In this event Mr. Wilhelm will be entitled to the following severance benefits: (i) base salary for one year; (ii) health insurance for one year; and (iii) the current year bonus based on days of service during the year and actual performance for the year.

Rights Upon Termination by the Company for “Cause” or by Mr. Wilhelm without “Good Reason”
In this event Mr. Wilhelm will be entitled to the following: (i) Mr. Wilhelm will have 35 days after notice to attempt to cure any cause; (ii) whether cause has occurred will be determined by a majority of the Board of Directors; (iii) embezzlement and theft are confirmed as constituting conduct that causes demonstrable harm to the Company, and are thereby a basis for cause; and (iv) any failure to perform material duties must continue for 30 days in order to support a finding of cause.

Rights Upon Termination by the Company without “Cause” or by Mr. Wilhelm with “Good Reason” (not during the 30 days before or 2 years after a change in control)
A “good reason” for Mr. Wilhelm to terminate employment includes (i) a reduction in base salary or bonus opportunities that does not affect all executives; (ii) a transfer out of the geographic area; and (iii) a substantial reduction in authority, duties or responsibilities, or the imposition of duties and responsibilities inconsistent with Mr. Wilhelm’s position, if these developments occur during the 30 days before or 2 years after a change in control.  Also, the occurrence of a material breach by the Company constitutes “good reason.”  The Company has the right to receive notice of such claimed “good reason” to terminate as well as an opportunity to cure the problem.

In the event of a termination without cause or a resignation for good reason,  Mr. Wilhelm is entitled to receive a lump sum payment equal to his base salary within 30 days following such termination, continued health benefits for 1 year,  and an amount equal to a pro-rated portion of any earned annual bonus Mr. Wilhelm would have received had he remained employed through the entire year payable when such bonuses are generally paid to other Company executives but no later than two and one half months after the end of the year in which the bonus was earned.

Rights Upon Termination by the Company without “Cause” or by Mr. Wilhelm with “Good Reason” (during the 30 days before or 2 years after a change in control)
In the event of a termination without cause or a resignation with good reason  relating to a change in control, Mr. Wilhelm will be entitled to receive a lump sum payment equal to 2.5 times the sum of (i) base salary, plus (ii) target annual bonus for the termination year, plus (iii) the value of any other bonus that he could have earned during the termination year.  Mr. Wilhelm will also be entitled to continued health coverage for 2 years.

Definition of Change in Control
A “change in control” is defined generally to cover transactions in which substantially all the assets are disposed of or in which a person or group other than the Company’s original named founders own more than 35% of the total voting power of the Company.  The definition also includes certain reorganizations affecting voting control and certain changes in the composition of the Board of Directors.

Parachute Taxes
In the event Mr. Wilhelm will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then Mr. Wilhelm will continue to be entitled to receive additional payments from the Company.

Non-Competition Provisions
Mr. Wilhelm will be bound to observe certain non-competition covenants for 12 months following (i) termination without cause or resignation for good reason prior to a change in control, or (ii) resignation without good reason following a change in control.  After a change in control, the restrictive period for a termination without cause or a resignation for good reason is 24 months.

The foregoing Summary of Edward W. Wilhelm’s employment agreement is qualified in its entirety by  the full text of the agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit Number	Description of Exhibit

	10.1	Employment Agreement of Edward Wilhelm, dated as of March 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Finish Line, Inc.

Date: April 14, 2009	By:	/s/ Gary D. Cohen
Gary D. Cohen
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Location

10.1	Employment Agreement of Edward Wilhelm, dated as of March 30, 2009	Attached